SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 6, 2005

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 6, 2005, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (the "Company") approved the grant and issuance under the Company's Amended and Restated 1998 Stock Plan of rights to purchase shares of restricted common stock as a retention device to more than 50 employees identified as key contributors. Each such award has a ten-year term and is evidenced by a Notice of Grant. The underlying stock is purchasable by the employee's execution of an attached Restricted Stock Purchase Agreement with the Company and payment of a purchase price of $0.001 per share. These agreements provide the Company with a right of repurchase on the restricted stock at cost upon termination of the employee's employment for any reason, which repurchase right will lapse as to all such shares on the two-year anniversary of the grant date so long as the recipient remains employed by the Company through such date. Included in these grants were rights to purchase 5,000, 7,000, 4,000, 7,000, 6,000, 6,000, and 3,000 shares, respectively, granted to the following executive officers of the Company: Gerald Hatley, Vice President, Controller and Chief Accounting Officer, Norm Hilgendorf, Vice President, Business Development, Jacqueline Maidel, Vice President, Human Resources, Chris Menicou, Vice President, Quality/Reliability, John Pelose, Vice President and General Manager, Amplifier division, Tim Schamberger, Vice President and General Manager, Signal Source division, and Clay Simpson, Vice President and General Counsel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  May 9, 2005